Exhibit 99.1

Dr. Keith Holliday Named Vice President

Research and Development for STAAR Surgical

MONROVIA, CA, August 6, 2015--STAAR Surgical Company (NASDAQ: STAA) a leading developer, manufacturer and marketer of implantable lenses and delivery systems for the eye, has named Keith Holliday Ph.D. to the position of Vice President, Research and Development, effective August 19, 2015. In this position he will lead the company’s strategic initiative in building a research and development continuum incorporating STAAR’s proprietary Collamer® material and expanding into new areas of opportunity benefiting myopic, presbyopic and cataract vision care lenses and delivery systems.

“Dr. Holliday is a visionary R&D leader,” said Caren Mason, President & CEO of STAAR Surgical. “His twenty years’ experience leading teams of scientists, engineers and clinicians have resulted in new products, new materials and new clinical methodologies that have significantly advanced ophthalmic care in refractive surgery. Dr. Holliday holds patents in excimer laser beam detection, control and profiling, and methods to correct presbyopia that synergistically take into account the epithelium’s response to corneal inlays. Much of his industrial background has been involved with optics, including visual pathway analysis and its enhancement using lasers and implants. He is an author of 37 peer reviewed publications in the scientific literature plus two book chapters and one single-authored book. He is considered an expert on presbyopia and served as conference chair in 2014 for the International Society of Presbyopia and continues as a committee member. We are extremely fortunate to have Dr. Holliday join our team and look forward to a new era here at STAAR in research excellence and development acumen.”

Dr. Holliday’s professional career includes his most recent position as Vice President, Research and Development at ReVision Optics where he oversaw the development of their corneal inlay technology that includes a hydrogel inlay for presbyopia correction, delivery devices and clinical methodologies as well as managing first-in-man clinical studies. Previously, he was Director of Laser Technology at Advanced Medical Optics (AMO) and Staff Laser Scientist at VISX. Prior to joining VISX, Dr. Holliday worked primarily in academia. He obtained his first degree in Physics and Electronics from the University of Saint Andrews in Scotland and a Ph.D. from the Laser Physics Centre at the Australian National University. He spent three years at the Swiss Federal Institute of Technology, where he was primarily involved with the utilization of optically active polymers and crystals, to develop materials and techniques for very high density, holographic optical storage and computational systems.

“I am very pleased to be joining STAAR Surgical at this exciting time as the company is adding to its management team by drawing from the best talent in the ophthalmic industry and beyond,” said Dr. Holliday. “Ophthalmology has been an area of incredible innovation for many years and shows no sign of slowing down. It is my goal to position STAAR at the vanguard of ophthalmic technology drawing on STAAR’s material advantages and broadening into exciting new areas.”

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 25 years, designs, develops, manufactures and markets implantable lenses for the eye and delivery systems therefor. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR’s lens used in refractive surgery as an alternative to LASIK is called an Implantable Collamer® Lens or “ICL.” A lens used to replace the natural lens after cataract surgery is called an intraocular lens or “IOL.” More than 500,000 Visian ICLs have been implanted to date. To learn more about the ICL go to: www.visianinfo.com. STAAR has approximately 300 employees and markets lenses in over 60 countries. Headquartered in Monrovia, CA, the company operates manufacturing facilities in Aliso Viejo, CA and Monrovia, CA. For more information, please visit the Company’s website at www.staar.com.

Safe Harbor

All statements in this press release that are not statements of historical fact are forward-looking statements, including statements about any of the following: statements regarding proposed prospective products current or future and any statements of assumptions underlying any of the foregoing. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company’s Annual Report on Form 10-K for the year ended January 2, 2015, under the caption “Risk Factors”, which is on file with the Securities and Exchange Commission and available in the “Investor Information” section of the company’s website under the heading “SEC Filings.”

These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements.

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